                                                                [EXECUTION COPY]


                                BANKBOSTON, N.A.
                               100 Federal Street
                           Boston, Massachusetts 02110


                                 April 24, 1998


The Caldor Corporation
20 Glover Avenue
Norwalk, Connecticut 06856-5620

Attention:  Mr. Jack Reen

                           Re:      Commitment Letter


Ladies and Gentlemen:

         You have advised BankBoston, N.A. ("BBNA") and the other financial institutions from time to time executing a counterpart signature page to this Commitment Letter substantially in the form attached as Exhibit B hereto and listed on a revised Schedule A hereto (together with BBNA, the "Lenders"), that The Caldor Corporation, as debtor and debtor-in-possession (the "Debtor") in a case (the "Case") filed under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), is seeking (i) debtor-in-possession financing in order to provide for the working capital and general business needs of the Debtor and to repay in full the Debtor's current debtor-in-possession credit facility dated as of October 17, 1995 (as amended, the "Current Credit Facility"), and (ii) post-confirmation financing in connection with a plan of reorganization to be filed by the Debtor (the "Plan") to provide for the working capital and general business needs of the reorganized Debtor following the effective date of the Plan (the "Plan Effective Date") as well as to repay in full the DIP Facility (as defined below). In that regard, the Lenders are pleased to advise you of their commitment, upon the terms and subject to the conditions set forth in this Commitment Letter, in the term sheet attached as Exhibit A to this Commitment Letter (the "Term Sheet") and in the letter of even date herewith addressed to you (the "Fee Letter") providing, among other things, for the payment of certain fees relating to the Facilities (as defined below) (this Commitment Letter, the Term Sheet and the Fee Letter are referred to collectively herein as the "Commitment Letter"), to provide (i) to the Debtor a senior secured $450,000,000 guaranteed revolving credit facility (the "DIP Facility") and (ii) to the reorganized Debtor a senior secured $450,000,000 guaranteed revolving credit facility (the "Exit Facility" and together with the DIP Facility, the "Facilities").

The Caldor Corporation
April 24, 1998
Page 2



         Each Lender, severally and not jointly, agrees to provide its share of each Facility as set forth opposite its name on Schedule A attached hereto (as amended from time to time in accordance with the terms hereof).

         The Lenders' commitment to provide the DIP Facility in accordance with Exhibit A attached hereto is subject to the negotiation, execution and delivery of a Revolving Credit and Guarantee Agreement (the "DIP Credit Agreement") reasonably appropriate security documents in connection therewith and other definitive documentation (collectively, the "Definitive DIP Documentation") with respect to the DIP Facility reasonably satisfactory in form and substance to the Lenders.

         The Lenders' commitment to provide the DIP Facility is also subject to:

         (A)      The approval by the Bankruptcy Court of:

                  (i) All aspects of this Commitment Letter (as it relates to the DIP Facility) and the Definitive DIP Documentation and the transactions contemplated by this Commitment Letter relating to the DIP Facility and by the Definitive DIP Documentation, and

                  (ii) All actions to be taken, undertakings to be made and obligations to be incurred by the Debtor and the Guarantors (as defined in the Term Sheet) in connection with the DIP Facility;

                  All such approvals of the Bankruptcy Court shall be evidenced by the entry of one or more orders satisfactory in form and substance to the Lenders;

         (B) The Lenders' completion of and satisfaction, in the Lenders' sole judgment, with the scope and results of their legal due diligence investigation of the Debtor and each of the Guarantors;

         (C) The satisfaction of each of the conditions precedent to effectiveness and funding applicable to the DIP Facility set forth in the Term Sheet and in the DIP Credit Agreement; and

         (D) There not having occurred or become known to any Lender any material adverse change in the condition (financial and otherwise), operations or assets of the Debtor and the Guarantors, taken as a whole (including, without limitation, any material reduction in the value of the assets of the Debtor and the Guarantors, taken as a whole), from that shown in the information made available to the Lenders on or prior to the date of this Commitment Letter.

         The Lenders' commitment to provide the Exit Facility in accordance with Exhibit A hereto is subject to the negotiation, execution and delivery of a Revolving Credit and

The Caldor Corporation
April 24, 1998
Page 3



Guarantee Agreement (the "Exit Credit Agreement"), reasonably appropriate security documents in connection therewith and other definitive documentation (collectively, the "Definitive Exit Documentation", and together with the Definitive DIP Documentation, the "Definitive Documentation") with respect to the Exit Facility, reasonably satisfactory in form and substance to the Lenders.

         The Lenders' commitment to provide the Exit Facility is also subject to:

         (A)      The approval by the Bankruptcy Court of:

                  (i) all aspects of this Commitment Letter (as it relates to the Exit Facility) and the Definitive Exit Documentation and the transactions contemplated by this Commitment Letter relating to the Exit Facility and by the Definitive Exit Documentation; and

                  (ii) All actions to be taken, undertakings to be made and obligations to be incurred by the reorganized Debtor and the Guarantors in connection with the Exit Facility;

                  All such approvals of the Bankruptcy Court shall be evidenced by the entry of one or more orders satisfactory in form and substance to the Lenders;

         (B) The satisfaction of each of the conditions precedent to effectiveness and to funding applicable to the Exit Facility set forth in the Term Sheet and in the Exit Credit Agreement, including, without limitation:

                  (i) The final terms of the Plan and the order of the Bankruptcy Court approving the Plan (the "Confirmation Order") shall not be inconsistent with Schedule A to the Term Sheet and otherwise reasonably satisfactory to the Administrative Agent;

                  (ii) All conditions precedent to the confirmation of the Plan and to the Plan Effective Date shall have been met (or the waiver thereof shall have been consented to by the Administrative Agent (as defined below)) and the Plan Effective Date shall have occurred or shall be scheduled to occur, except for the initial extension of credit under the Exit Facility;

                  (iii) Except as consented to by the Administrative Agent, the Bankruptcy Court's retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Definitive Exit Documentation after the Plan Effective Date or any rights or remedies relating thereto (except with respect to the granting of the Leasehold Security Interest (as defined in the Term

The Caldor Corporation
April 24, 1998
Page 4


                           Sheet) to the Collateral Agent (as defined below) for its benefit and the benefit of the Administrative Agent (as defined below), the Managing Agent (as defined below) and the Lenders);

                  (iv) There shall exist no defaults or events of default under the DIP Facility; and

                  (v) Simultaneous with the initial extension of credit under the Exit Facility, all amounts outstanding under the DIP Facility shall be paid in full in immediately available funds; and

         (C) There not having occurred or become known to any Lender any material adverse change in the condition (financial and otherwise), operations or assets of the Debtor and the Guarantors, taken as a whole (including, without limitation, any material reduction in the value of the assets of the Debtor and the Guarantors, taken as a whole), from that shown in the information made available to the Lenders on or prior to the date of this Commitment Letter.

         The terms and conditions of the Lenders' commitments under this Commitment Letter with respect to the Facilities are not limited to the terms and conditions set forth in this Commitment Letter. Those matters that are not covered by or made clear under the provisions of this Commitment Letter are subject to the reasonable approval and agreement of the Lenders and the Debtor.

         The Lenders reserve the right, prior to or after the execution of the Definitive DIP Documentation or the Definitive Exit Documentation, as the case may be, to syndicate part of their respective commitments to one or more banks, commercial finance companies or other financial institutions, in each case with the prior written consent of the Debtor (except as set forth in the Term Sheet), which consent shall not be unreasonably withheld, that will become parties to such Definitive Documentation, with each syndicate member having a minimum commitment of at least $10,000,000, although BBNA agrees to endeavor to identify prospective syndicate members who are willing (without the payment of money or other economic concessions on the part of BBNA) to participate in the Facilities for a commitment of $20,000,000 or more. Accordingly, you agree to actively assist the Lenders in completing a timely syndication that is reasonably satisfactory to them. Such assistance shall be accomplished by a variety of means, including direct contact during the syndication process between senior officers and representatives of the Debtor and representatives of advisors and consultants retained by the Debtor on the one hand, and the proposed syndicate assignees and participants, on the other hand, and the participation at reasonably convenient times and places by senior officers and representatives of the Debtor (and representatives of advisors and consultants retained by the Debtor) in one or more meetings to be arranged by a Lender with the proposed syndicate assignees and participants.

The Caldor Corporation
April 24, 1998
Page 5


         Although the Term Sheet sets forth the principal terms of the proposed financing, you should understand that we reserve the right to propose terms in addition to those terms which will not materially change or alter the terms of this Commitment Letter (including the Term Sheet). It is agreed that if the Lenders deem such actions advisable in order to ensure a successful syndication, the Lenders may propose, and you agree to negotiate in good faith (although you have no obligation to agree to such modifications), reasonable modifications to the structure and the amount of the Facilities from that described herein or in the Term Sheet, provided that the aggregate principal amount of each Facility, taken as a whole, remains the same. Moreover, the Term Sheet does not purport to include all of the representations, warranties, defaults, definitions and other terms which will be contained in the Definitive DIP Documentation or the Definitive Exit Documentation, all of which must be reasonably satisfactory to the Lenders.

         To assist each Lender in its syndication efforts, you agree promptly to provide, and to cause your advisors to provide, any Lender, upon request, with all information deemed reasonably necessary by such Lender to complete successfully the syndication, including, without limitation, all information that is reasonably available and projections prepared by you or on your behalf relating to the transactions contemplated hereby.

         Upon your acceptance of this Commitment Letter as provided herein, BBNA will have committed, as of the date hereof, to provide the full amount of each Facility upon the terms and subject to the conditions set forth herein and in the Term Sheet. To the extent that additional banks, commercial finance companies or other financial institutions assume a portion of BBNA's (or any other Lender's) commitment by executing a counterpart signature page to this Commitment Letter (a copy of which we will provide to you (as well as a revised Schedule A hereto)), substantially in the form attached as Exhibit B (thereby becoming a "Lender" hereunder), BBNA's (or such other Lender's) commitment hereunder will be reduced dollar-for-dollar by the amount of the commitment assumed by each such new Lender and the commitment of each Lender hereunder will be several and not joint. Each such new Lender will be entitled to all of the rights and benefits, and subject to all of the obligations, applicable to Lenders under this Commitment Letter.

         You hereby represent and covenant that (a) all information concerning the Debtor and the Guarantors (the "Information") that has been or will be made available to the Lenders and any other financial institutions that become parties to either Facility by you or any of your authorized representatives in connection with the transactions contemplated by this Commitment Letter is and will be, as of the date when so made available (or, if later, the date of this Commitment Letter), complete and correct in all material respects and does not and will not, as of the date when so made available (or, if later, the date of this Commitment Letter), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in such Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections

The Caldor Corporation
April 24, 1998
Page 6


concerning the Debtor and the Guarantors (the "Projections") that have been or will be prepared by you and made available to the Lenders have been or will be prepared in good faith based upon reasonable assumptions. You agree to revise the Information and Projections from time to time in order that the foregoing representations and warranties remain true from time to time. In arranging and syndicating the Facilities, the Lenders will be using and relying on the Information and Projections.

         BBNA will serve as administrative agent (the "Administrative Agent") for itself and the other Lenders under each Facility and will perform the customary duties related to that function. BankBoston Retail Finance, Inc. ("BBRF"), an affiliate of BBNA, will act as managing agent (in such capacity, the "Managing Agent") and as collateral agent (in such capacity, the "Collateral Agent") for itself and the other Lenders under each Facility and will perform the customary duties related to that function.

         By your signature below, you further agree (a) to pay all reasonable out-of-pocket costs and expenses incurred by BBNA, the Administrative Agent, the Managing Agent and the Collateral Agent in connection with this Commitment Letter, the transactions contemplated hereby (including, without limitation, preparation, negotiation, closing and administration of the Definitive DIP Documentation and the Definitive Exit Documentation) and BBNA's and the Collateral Agent's ongoing due diligence in connection therewith (including, without limitation, reasonable travel expenses; reasonable attorneys' fees and expenses; reasonable asset evaluation expenses and reasonable audit expenses (including, without limitation, tradename appraisals); reasonable syndication expenses, recording and filing fees, title insurance premiums and other reasonable charges and disbursements and any other reasonable out-of-pocket costs and expenses of BBNA, the Administrative Agent, the Managing Agent and the Collateral Agent), from time to time promptly upon request whether or not such transactions are consummated, (b) to pay all fees and other amounts contemplated by this Commitment Letter (including the Fee Letter) when such amounts are due and (c) to indemnify and hold harmless the Administrative Agent, the Managing Agent, the Collateral Agent, BancBoston Securities Inc., the Lenders, the other financial institutions that become parties to either Facility and each of their respective officers, directors, partners, beneficiaries, trustees, employees, professionals, affiliates, agents and controlling persons (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, costs, expenses and liabilities to which any such Indemnified Person may become subject arising out of, or in connection with, this Commitment Letter, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such Indemnified Persons is a party thereto, and to reimburse each of such Indemnified Persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, provided that the foregoing indemnity set forth in this clause (c) will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have been

The Caldor Corporation
April 24, 1998
Page 7


determined by a court of competent jurisdiction by final non-appealable order to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person. All such out-of-pocket costs and expenses, fees and other amounts and indemnities shall be considered and treated as superpriority administrative expenses of the Debtor in the Case and in any subsequent or superseding bankruptcy proceeding of the Debtor, subject to the Carve Out (as defined in the Term Sheet).

         Upon execution of this Commitment Letter by the Borrower, the Borrower will promptly seek approval from the Bankruptcy Court of a $500,000 non-refundable commitment fee (the "Commitment Fee") and the Documentation Deposit (as defined in the Term Sheet) payable to BBNA in immediately available funds within one business day after such approval. If the DIP Closing Date occurs, the Commitment Fee will be credited toward the Closing Fee (as defined in the Fee Letter).

         You agree that this Commitment Letter (including the Fee Letter) is for your confidential use only and that it will not be disclosed by you or any of the Guarantors to any person (including any lender bidding for any portion of the financing contemplated by this Commitment Letter) other than to your employees, officers, accountants, attorneys, and other advisors (subject to appropriate confidentiality restrictions) and, to the extent necessary for acceptance of this Commitment Letter, to the Bankruptcy Court, and then only in connection with the transactions contemplated hereby and on a confidential basis. However, upon your acceptance of this Commitment Letter, this Commitment Letter may be disclosed in connection with obtaining Bankruptcy Court approval of the terms and conditions contemplated herein.

         Each Lender agrees to keep any information delivered or made available by you to it confidential from anyone other than such Lenders' employees, officers, partners, beneficiaries, trustees, attorneys and other advisors who are or are expected to become engaged in evaluating, approving, structuring or administering the Facilities or rendering legal advice in connection therewith, provided that nothing herein shall prevent the Lenders from disclosing such information (a) upon the order of any court or administrative agency or upon the request of any administrative agency or authority, (b) upon the request or demand of any regulatory agency or authority, (c) to the extent that such information has been publicly disclosed other than as a result of a disclosure by the Lenders, (d) to any other Lender, (e) to any actual or potential syndicate assignee or participant, provided that each such assignee or participant has been notified of the provisions of this paragraph and agrees to be bound by them, or (f) otherwise as required by law.

         You hereby agree that the Lenders' commitment hereunder to provide the Exit Facility is separate and distinct from their commitment to provide the DIP Facility and that the Exit Facility is subject to its own conditions precedent. Accordingly, you agree that your obligation to repay all amounts outstanding under the DIP Facility on the "Termination Date" thereof is absolute and unconditional and not subject to or conditioned upon the closing of the Exit Facility or the making of any loans thereunder.

The Caldor Corporation
April 24, 1998
Page 8


         This Commitment Letter shall not be assignable by you without the prior written consent of the Lenders and may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and the Lenders.

         This Commitment Letter supersedes all our prior letters to you regarding the subject of this Commitment Letter.

         This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing and returning to the Administrative Agent by telecopy not later than 5:00 p.m., Boston time, on Friday, April 24, 1998 (with an original to follow by overnight mail), the enclosed duplicate originals of this Commitment Letter and the Fee Letter. The commitments contained herein shall be terminated if (a) you shall have failed to accept this Commitment Letter and the Fee Letter in the time and manner set forth in the previous sentence, (b) the Lenders shall not have received evidence of the Bankruptcy Court's approval of your executing and performing this Commitment Letter and the payment of the fees, expenses or other amounts contemplated hereby including, without limitation, the Commitment Fee and the Documentation Deposit, on or prior to May 30, 1998, or (c) the Lenders shall not have received evidence of the Bankruptcy Court's approval of your executing and performing the Fee Letter and the Definitive DIP Documentation, and the payment of the fees, expenses or other amounts as contemplated thereby on or prior to May 30, 1998.

         With respect to the Exit Facility, if the initial funding under the Exit Credit Agreement has not previously or contemporaneously occurred, this Commitment Letter (other than the indemnity and confidentiality provisions hereof) shall expire and be of no further force and effect on the earlier to occur of (i) termination of the DIP Facility in accordance with the terms thereof and (ii) one (1) Business Day (as defined in the DIP Facility) after the Plan Effective Date (or, at the request of the Borrower, within five (5) Business Days after the Plan Effective Date).

         This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

                            [SIGNATURE PAGES FOLLOW]

The Caldor Corporation
April 24, 1998
Page 9


         We are pleased to have been given the opportunity to participate in this transaction.

                                     Very truly yours,

                                     BANKBOSTON, N.A.


                                     By:
                                        ----------------------------------------
                                     Name:
                                     Title:

The Caldor Corporation
April 24, 1998
Page 10





Agreed to and accepted as of the date first above written:

THE CALDOR CORPORATION,
as Debtor and Debtor-in-Possession



By:
   -----------------------------------
Name:
Title:

                         Schedule A to Commitment Letter
                         -------------------------------





                             (as of April 24, 1998)




                                         Commitment                      Commitment
Lender                                   Percentage                       Amount
------                                   ----------                       ------
BankBoston, N.A.                          100%                         $450,000,000

                                                  Exhibit A to Commitment Letter


THE TERMS AND CONDITIONS SUMMARIZED HEREIN ARE INTENDED SOLELY AS A GENERAL DESCRIPTION OF THE PRINCIPAL TERMS OF THE FACILITIES AND WILL BE EXTENSIVELY SUPPLEMENTED BY THE ADMINISTRATIVE AGENT IN THE DEFINITIVE DIP DOCUMENTATION AND THE DEFINITIVE EXIT DOCUMENTATION (AS APPLICABLE).

CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION SHALL HAVE THE SAME MEANINGS GIVEN TO SUCH TERMS IN THE COMMITMENT LETTER TO WHICH THIS TERM SHEET IS ATTACHED.


                             THE CALDOR CORPORATION
                DEBTOR-IN-POSSESSION AND EXIT FACILITY TERM SHEET
                                 APRIL 24, 1998

Borrower:                           The Caldor Corporation (the "Borrower").


Guarantors:                         Caldor, Inc. - CT and Caldor, Inc. - NY
                                    (collectively, the "Retail Guarantors") and each other wholly-owned subsidiary of the Borrower (other than American East, Inc.)
                                    (collectively with the Retail Guarantors, the "Guarantors")

Administrative Agent:               BankBoston, N.A. ("BBNA"), as administrative
                                    agent (the "Administrative Agent") for
                                    itself and other Lenders (as defined below).

Collateral Agent:                   BankBoston Retail Finance, Inc. (the
                                    "Collateral Agent").

Managing Agent:                     BankBoston Retail Finance, Inc. (the
                                    "Managing Agent").

Underwriter:                        BancBoston Securities Inc. ("BSI")

Lenders:                            BBNA will provide the Borrower with
                                    separate fully underwritten and committed
                                    $450,000,000 Facilities as described below.
                                    As set forth in the Commitment Letter, BBNA expressly reserves the right to syndicate part of either or both such Facilities to other financial institutions (collectively, including BBNA, the "Lenders"). The Borrower shall assist and cooperate with BBNA and the other Lenders in achieving a successful syndication, including participating in lender meetings and responding to reasonable information requests in a timely manner.

Closing Date:                       The closing of and initial funding under the
                                    DIP Facility (the "DIP Closing Date") will occur on or before May 15, 1998, or as soon as reasonably practicable thereafter (but in no event later than June 15, 1998) (provided that all conditions precedent thereto have been satisfied or waived as provided herein) and substantially concurrent with the entry of an order by the Bankruptcy Court approving the DIP Facility (the "Financing
                                    Order") provided that there is no stay of the order pending at such time. The closing of and initial funding under the Exit Facility (the "Exit Closing Date") will occur on or within one (1) business day after the Plan Effective Date (provided that all conditions precedent to the Exit Closing
                                    Date have been satisfied or waived as
                                    provided herein).

Facilities:                         The DIP Facility will consist of up to an
                                    eighteen (18) month debtor-in-possession revolving credit facility in a maximum principal amount of $450,000,000.

                                    The Exit Facility will consist of up to a four (4) year (less the actual term of the DIP Facility) post-confirmation revolving credit facility in a maximum principal amount of $450,000,000.

                                    With respect to either Facility, the sum of direct borrowings plus letters of credit outstanding and unpaid reimbursement obligations in respect of letters of credit shall not exceed $450,000,000. Furthermore, the sum of direct borrowings under either Facility plus letters of credit outstanding and unpaid reimbursement obligations in respect of letters of credit minus fully cash collateralized secured letters of credit (as provided below) shall not exceed the Borrowing Base described below. Both Facilities will have a sublimit of $150,000,000 for letters of credit (documentary and standby) and bankers' acceptances to be issued by BBNA.

Availability:                       During the term of either Facility,
                                    revolving credit loans will be available daily upon notice (if received prior to 3:00 p.m., Boston time, on that day) for Base
                                    Rate Loans (as defined below) and upon two business days' notice, and in minimum amounts of $1,000,000 or larger integral multiples thereof, for Eurodollar Loans (as defined below). The Borrower may not have more than seven Eurodollar Loans outstanding at any one time. Letters of credit will be available upon notice customary for facilities of this type in agreed upon amounts. Notwithstanding the foregoing, the
                                    Administrative Agent may in its sole
                                    discretion make Base Rate Loans available to the Borrower on a same day basis.

Termination Date:                   All obligations under the DIP Facility will
                                    be due and payable, and all commitments
                                    under the DIP Facility shall be permanently terminated, on the earlier to occur of (a) the Plan Effective Date or (b) eighteen (18) months from the DIP Closing Date (the "DIP
                                    Termination Date").

                                    All obligations under the Exit Facility will be due and payable, and all commitments under the Exit Facility shall be permanently terminated, four (4) years (less the actual term of the DIP Facility) from the Exit Closing Date (the "Exit Termination Date").

Prepayments; Repayments:            Loans under both Facilities shall be repaid
                                    on a daily basis from the proceeds of
                                    collections received in the Borrower's cash concentration account to be maintained at BBNA, as provided below. Immediate prepayment shall be required if and to the extent that loans outstanding under either
                                    Facility exceed any availability limitations thereunder. The Borrower shall also immediately (and, in any event, on the same business day) reimburse BBNA for any drawing under any letter of credit or bankers acceptance through the conversion of an availability reserve in connection with such letter of credit and bankers' acceptance to a loan under either Facility or otherwise.
                                    Subject to applicable conditions, amounts prepaid under either Facility may be reborrowed prior to the applicable
                                    Termination Date. No loans repaid or prepaid at any time under either Facility shall be charged a premium or penalty except for breakage costs associated with Eurodollar
                                    Loans as provided below and default interest as provided herein.

Interest:                           All loans outstanding under either Facility
                                    shall bear interest at the Administrative
                                    Agent's Alternate Base Rate in effect from time to time or, at the Borrower's option, so long as no default or Event of Default
                                    (as defined below) has occurred and is then continuing, at the fully reserve adjusted
                                    Eurodollar rate (the "Eurodollar Rate") plus
                                    2.25% (2.75% during any period that the
                                    Borrower is utilizing the Overadvance Rate
                                    (as defined below)) (the "Eurodollar
                                    Applicable Margin") for interest periods of one (1) two (2) and three (3) months.
                                    Notwithstanding the foregoing, commencing with the first fiscal quarter of the Borrower beginning after receipt by the Administrative Agent of the Borrower's audited financial statements for fiscal year
                                    1998, the Eurodollar Applicable Margin will be reduced by (i) 0.25% for any fiscal quarter for which the rolling 12-month
                                    EBITDA of the Borrower for the immediately preceding 12-month period is greater than or equal to $75,000,000, but less than $100,000,000 or (ii) without duplication,
                                    0.50% for any fiscal quarter for which the rolling 12-month EBITDA of the Borrower for the immediately preceding 12-month period is greater than or equal to $100,000,000.

                                    "EBITDA" shall mean, for any period, all as determined in accordance with GAAP, the consolidated net income (or net loss) of the Borrower and the Guarantors for such period, plus (a) the sum of (i) depreciation expense, (ii) amortization expense, (iii) other non-cash expense, (iv) provision for LIFO adjustment for inventory valuation, (v) net total Federal, state and local income tax expenses, (vi) gross interest expense for such period less gross interest income for such period, (vii) extraordinary losses,
                                    (viii) the non-cash portion, if any, of any non-recurring charge or restructuring charge, (ix) the cumulative effect of any change in accounting principles and (x) "Chapter 11 expenses" (or "administrative costs" reflecting Chapter 11 expenses) as shown on the Borrower's consolidated statement of income for such period, less extraordinary gains.

                                    The "Alternate Base Rate" shall be defined as the higher of (i) the annual rate of interest announced from time to time by the Administrative Agent at its head office in Boston, Massachusetts, as its "Base Rate" or
                                    (ii) one-half of one percent (.50%) above the Federal Funds Effective Rate. "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York; or, if such rate is not published for any day that is a business day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.

                                    Loans bearing interest based on the
                                    Alternate Base Rate shall herein be referred to as "Base Rate Loans" and loans bearing interest based on the Eurodollar Rate shall herein be referred to as "Eurodollar Loans." For both Facilities, interest on Base Rate Loans shall be payable monthly in arrears on the first business day of each calendar month following the month in which such interest accrued, commencing on the first such date after the applicable Closing Date, and at maturity. Interest on all Eurodollar Loans shall be payable at the end of the applicable interest period. The Borrower will be responsible for all costs related to the termination for any reason of any Eurodollar Loan prior to its scheduled maturity.

Letters of Credit:                  Letters of credit will support ordinary
                                    course obligations of the Borrower and the Guarantors and will be issued in a form acceptable to the Administrative Agent. At the request of the Borrower, letters of credit will be issued under the DIP Facility on the DIP Closing Date to support documentary and/or standby letters of credit outstanding on the DIP Closing Date which have been issued by other financial institutions. Letters of credit issued under either Facility will have expiration dates of no later than, (i) for standby letters of credit, one (1) year from the date of issuance (with agreed upon renewal provisions) and (ii) for documentary letters of credit, 180 days from the date of issuance. In no event shall any letters of credit expire later than ninety (90) days after the DIP Termination Date, or, if the Exit Closing Date has occurred, ninety (90) days after the Exit Termination Date.

Letter of Credit Fees:              For standby and documentary letters of
                                    credit, a letter of credit fee of 1.50% per annum (the "L/C Fee") on the maximum amount available to be drawn under each such letter of credit. All L/C Fees will be payable to the Administrative Agent (for the pro-rata account of the Lenders), monthly in arrears based on the average daily outstanding undrawn face amount of all letters of credit. In addition, the Borrower will pay to the Administrative Agent for its own account an issuance fee of 0.125% per annum on the face amount of each letter of credit as well as customary fees to cover the costs of negotiation, issuance, settlement, amendment and processing of such letters of credit.

Agency Fee:                         To be paid in accordance with the Fee
                                    Letter.

Borrowing Base:                     DIP Facility: The "Borrowing Base" for the
                                    DIP Facility shall be equal to the lesser of
                                    (a) the sum of (i) seventy-two percent (72%)
                                    (the "Inventory Advance Rate") (or, during the fiscal months of March through December only, 77% (the "Overadvance Rate"); provided that the Overadvance Rate shall not increase the Borrowing Base by more than $30,000,000) of the cost value of the Borrower's and the Retail Guarantors' Eligible Inventory (as defined below) and, without duplication,
                                    Eligible Letter of Credit Inventory (as
                                    defined below), Eligible In-Transit
                                    Inventory and Eligible FOB Inventory minus applicable Reserves (as described below),
                                    (ii) eighty percent (80%) of the Borrower's
                                    Eligible Accounts Receivable (as defined below) minus applicable Reserves and (iii) the lesser of (A) $45,000,000 and (B) seventy percent (70%) of the "low liquidation value" of the Borrower's and the Guarantors' leasehold interests in real estate (as determined by Keen Realty in an appraisal dated October 7, 1997), but only to the extent that the Collateral Agent has an enforceable first-priority perfected security interest in such leasehold interests as provided under "Priority and Security" below (the "Perfection
                                    Conditions"); and (b) $450,000,000.

                                    Exit Facility: The "Borrowing Base" for the
                                    Exit Facility shall be equal to the lesser of (a) the sum of (i) seventy-five percent (75%) (seventy-three percent (73%) for the months of January and February of each year) (the "Inventory Advance Rate") of the cost value of the Borrower's and the Retail Guarantors' Eligible Inventory (as defined below) and, without duplication, Eligible Letter of Credit Inventory (as defined below), Eligible In-Transit Inventory and Eligible FOB Inventory minus applicable Reserves (as described below), (ii) eighty percent (80%) of the Borrower's Eligible Accounts Receivable (as defined below) minus applicable Reserves and (iii) the lesser of
                                    (A) $40,000,000 and (B) sixty percent (60%)
                                    of the "low liquidation value" of the
                                    Borrower's and the Guarantors'
                                    leasehold interests in real estate (as
                                    determined by Keen Realty in an appraisal dated October 7, 1997), subject to the Perfection Conditions; and (b) $450,000,000.

                                    "Eligible Inventory" will consist of stock ledger inventory calculated by the retail method of accounting valued at cost less capitalized cost. The Lender must have a valid and perfected first-priority security interest in such inventory for it to be included for Borrowing Base purposes. Eligible Inventory will exclude inventory that is not salable, including, without limitation: non-merchandise categories
                                    (labels, bags, packaging, etc.), inventory in foreign locations (except for Eligible Letter of Credit Inventory (as defined below), and samples. Eligible Inventory will specifically exclude damaged goods and return-to-vendor merchandise and consignment goods.

                                    "Eligible Accounts Receivable" will consist of current amounts due to the Borrower from major credit card companies (the "Accounts Receivable") which are unpaid for no more than five (5) business days from the date of sale and which companies have signed a payment direction agreement (a "Payment Direction Agreement") satisfactory to the Administrative Agent and subject to certain other eligibility criteria customary for credit card receivables. The Lender must have a valid and perfected first-priority security interest in such Accounts Receivable for them to be included in the Borrowing Base.

                                    "Eligible Letter of Credit Inventory" will consist of inventory which has not been received by the Borrower and for which a documentary letter of credit has been issued which has an expiration date within 75 days of the inclusion of such inventory as Eligible Letter of Credit Inventory.

                                    "Eligible In-Transit Inventory" will consist of inventory in an aggregate amount not to exceed $65,000,000 at any time (i) for which a documentary letter of credit has been issued and paid, but such inventory has not yet been received in the Borrower's warehouse and, if such inventory is in the possession of any of the Borrower's customs brokers, it is, if required by the Collateral Agent, subject to a customs broker agreement in form and substance reasonably satisfactory to the Collateral Agent (a "Customs Broker Agreement") and
                                    (ii) that has been received in the
                                    Borrower's warehouse, but has not yet been recorded in the Borrower's stock ledger report.

                                    "Eligible FOB Inventory" will consist of inventory which has not been received by the Borrower but which has been sold to the Borrower "FOB shipping point," is subject to a common carrier agreement in form and substance reasonably satisfactory to the Collateral Agent (a "Common Carrier

                                    Agreement") and the invoice with respect to such inventory is not dated earlier than 30 days prior to the date of the then-current Borrowing Base certificate provided to the Collateral Agent. The amount of Eligible FOB Inventory to be included in the Borrowing Base at any time shall be determined by the Administrative Agent in its sole discretion. The Eligible FOB Inventory amount will be initially set at zero (-0-) at least until such time as the Borrower is able to deliver to the Administrative Agent a detailed methodology for tracking Eligible FOB Inventory through invoices on a weekly basis that is acceptable to the Administrative Agent; provided, however, that the Administrative Agent will be under no obligation to increase the amount of the Eligible FOB Inventory above zero in the event that such a methodology is delivered to the Administrative Agent, any such increase to remain in the sole discretion of the Administrative Agent.

                                    The Collateral Agent shall be entitled to obtain periodic inventory liquidation analyses performed by Gordon Brothers Companies, Inc., or another liquidation analysis firm chosen by the Collateral Agent in its reasonable discretion, and follow-up reviews of the Borrower's books and records to be conducted by a commercial finance audit firm chosen by the Collateral Agent. The Administrative Agent shall be entitled to make reasonable adjustments to the Borrowing Base of either or both Facilities on the basis of the results of such analysis and review, provided that such adjustment shall take effect seven (7) business days after written notice to the Borrower.

Reserves:                           Accounts receivable, inventory availability
                                    and other Borrowing Base reserves may be established by the Administrative Agent in its reasonable discretion. An initial
                                    Borrowing Base reserve will include a
                                    "Professional Fee Carve Out Reserve"
                                    consisting of the accrued and unpaid
                                    professional fees arising from the Case in an amount not to exceed $6,000,000. In addition, with respect to the Exit Facility, to the extent that, at any time (based upon appraisals conducted by the Collateral
                                    Agent), the loan-to-inventory value ratio of the Borrower and the Retail Guarantors exceeds eighty-five percent (85%) (using the same methodology previously disclosed to the Borrower by the Collateral Agent as of the DIP Closing Date) a Borrowing Base reserve will be established with respect to such excess. Changes to reserves will be initiated on seven business days notice to the Borrower.

Use of Proceeds:                    DIP Facility: To repay in full the Current
                                    Credit Facility and to fund the working
                                    capital and general business needs of the Borrower and the Retail Guarantors.

                                    Exit Facility: To repay in full the DIP
                                    Facility and to fund the working capital and general business needs of the reorganized

                                    Borrower and the Retail Guarantors following the Plan Effective Date.

Unused Line Fee:                    During the term of both Facilities, an
                                    unused line fee (the "Unused Line Fee") in the amount of 0.25% per annum on the average daily unused amount for the immediately preceding calendar month of the then existing Facility will accrue for the pro rata benefit of all Lenders. The aggregate amount of outstanding letters of credit issued under the applicable Facility will be treated as a use of the Facilities in such amount for purposes of calculating the Unused Line Fee. The Unused Line Fee will be payable for the period from the DIP Closing
                                    Date to the DIP Termination Date (or, if the
                                    Exit Closing Date has occurred, the Exit
                                    Termination Date), monthly in arrears on the first business day of each month commencing on the first such date after the DIP Closing
                                    Date with the final payment due on the DIP
                                    Termination Date.

Closing Fee:                        To be paid in accordance with the Fee
                                    Letter.

Diligence and Documentation Fees:   The Borrower will obtain Bankruptcy Court
                                    approval for a documentation deposit of
                                    $150,000 (the "Documentation Deposit") to cover a portion of BBNA's continuing due diligence costs and expenses, including appraisals, field examinations, legal costs and expenses related to this Commitment
                                    Letter and other normal costs and expenses associated with a transaction of this nature and legal costs and expenses in preparing and negotiating the Definitive DIP
                                    Documentation and closing the DIP Facility.
                                    The Documentation Deposit shall be in
                                    addition to the $100,000 due diligence
                                    deposit (the "Diligence Deposit") to be
                                    provided to BBNA pursuant to a separate
                                    order of the Bankruptcy Court. Such approval shall be obtained as promptly as possible after the date hereof. Any unused amount of the Diligence Deposit will be returned to the Borrower upon the termination of the Commitment Letter or execution of the Definitive DIP Documentation.

Nature of Fees:                     Non-refundable under all circumstances
                                    except for any unused amount of the
                                    Diligence Deposit.

Calculations, Payments:             All computations of interest and fees shall
                                    be based on a 360-day year and paid for the actual number of days elapsed. All payments shall be made to the Administrative Agent in United States dollars in immediately available funds.

Default Interest:                   Upon the occurrence and during the
                                    continuance of an Event of Default (as
                                    defined below), and notwithstanding any
                                    otherwise applicable interest rate, the
                                    interest rate shall be the interest rate then in effect plus 2.00% per annum.

Cash Concentration Account:         No later than the DIP Closing Date, and
                                    subject to the immediately following
                                    paragraph, BBNA will become (and shall
                                    remain throughout the terms of both
                                    Facilities) the concentration bank for the Borrower's cash management system. All collections from any source and proceeds from asset sales (including inventory) will be deposited either directly into an account with BBNA or into an account at institutions with which the Administrative Agent has in place a blocked account, agency or similar agreement satisfactory to it in its sole discretion. The Borrower will establish cash management systems reasonably satisfactory to the Administrative Agent in its sole discretion. All amounts in accounts at institutions referred to above (other than BBNA) shall be swept daily into a cash concentration account at BBNA (the "Cash
                                    Concentration Account") and applied as
                                    follows: first, to pay amounts, including interest, due and payable under the DIP
                                    Facility or Exit Facility, as applicable
                                    (other than principal of Base Rate Loans and Eurodollar Loans); second, to reduce outstanding Base Rate Loans under the DIP
                                    Facility or Exit Facility, as applicable;
                                    third, to reduce or, at the Borrower's
                                    option, cash collateralize outstanding
                                    Eurodollar Loans under the DIP Facility or
                                    Exit Facility, as applicable (with the
                                    Borrower being obligated to pay any breakage fees associated with a reduction of Eurodollar Loans); and fourth, if an Event of Default has occurred and is then continuing, to cash collateralize letters of credit outstanding under the DIP Facility or Exit Facility, as applicable, in an amount equal to 105% of the maximum amount available to be drawn under such letters of credit. As needed, the Administrative Agent will charge the concentration account for the unpaid amount of any and all fees, costs, expenses, interest and other amounts payable under the Facilities; provided that the Administrative Agent provides the
                                    Borrower with notice reasonable under the circumstances prior to any such charge. So long as no default or Event of Default has occurred and is then continuing, excess funds not applied in the manner described in the preceding sentence shall be released to the Borrower. Funds swept into the Cash
                                    Concentration Account shall be applied or released as described above as of the business day immediately following the day on which such funds are received in the Cash
                                    Concentration Account with the Borrower
                                    agreeing to indemnify BBNA against the
                                    nonpayment of any provisional items.

                                    For the first thirty (30) days following the DIP Closing Date, the Borrower may maintain its existing concentration account arrangements with Chase, and agency accounts under which funds are transferred daily or nearly daily to that concentration account, so long as Chase enters into blocked account, agency or similar agreements reasonably acceptable to the

                                    Administrative Agent, and pursuant to
                                    arrangements reasonably satisfactory to the
                                    Administrative Agent funds are swept daily from the Chase concentration account to the Cash Concentration Account for application as set forth above.

Priority and Security:              DIP Facility: All direct borrowings, all
                                    reimbursement obligations under letters of credit and all other obligations of the Borrower under the DIP Facility shall at all times (a) be entitled to superpriority claim status under Section 364(c)(1) of the Bankruptcy Code and have priority over any and all administrative expenses specified in Bankruptcy Code Sections 503(b), 507(b),
                                    364(c) and any subsequent Chapter 7 case pursuant to Section 364(c)(1) of the Bankruptcy Code, or otherwise, subject only to a Carve Out (as defined below) for allowed professional fees and expenses incurred by the Borrower's professionals and those of any statutory committees appointed in the Case and (b) be secured under Sections 364(c) or 364(d) of the Bankruptcy
                                    Code (as necessary to effectuate the
                                    following) by a first-priority and perfected security interest in and lien upon (i) all of the Borrower's and the Guarantors' inventory, Accounts Receivable, general intangibles, equipment, intellectual property and leasehold interests in real property (with such security interests in leaseholds to have been granted by an order of the Bankruptcy Court in form and substance satisfactory to the Administrative
                                    Agent in its sole discretion), (ii) all of the Borrower's interest in the real property associated with six stores of the Borrower listed on Schedule C hereto and (iii) all unencumbered assets of the Borrower and the Guarantors; and (c) be secured under Section
                                    364(c) of the Bankruptcy Code by a perfected second-priority security interest in and lien upon all other property, rights, and assets of the Borrower and the Guarantors.
                                    "All property, rights and assets" includes all real and personal property of the Borrower and the Guarantors, whether now owned or hereafter acquired. In any event, the DIP Facility shall be secured by at least the same collateral (with at least the same level of priority) as that securing the Current Credit Facility (but shall not be senior to any existing liens to which the Current Credit Facility is not senior
                                    (subject always to the requirement that the DIP Facility be secured by an unshared first-priority security interest in any inventory, Accounts Receivable and leaseholds included in the Borrowing Base)).

                                    "Carve Out" shall mean (i) allowed
                                    administrative expenses incurred pursuant to
                                    28 U.S.C. Section 1930(a)(6) and (ii)
                                    allowed accrued and unpaid and future fees and expenses incurred by the Debtors' professionals and any statutory committee professionals appointed in the Case pursuant to Sections 327 and 1103 of the Bankruptcy Code, which shall not exceed $6,000,000 in the aggregate subsequent to the occurrence of an Event of Default.

                                    Exit Facility: All direct borrowings, all reimbursement obligations under letters of credit and all other obligations of the Borrower under the Exit Facility shall at all times be secured by a first-priority perfected lien on and security interest in all existing and after acquired assets, properties, and rights of the Borrower and the Guarantors (including, without limitation, inventory, accounts receivable, general intangibles, equipment, intellectual property and real estate (including leasehold interests, such security interests in leaseholds (the "Leasehold Security Interest") to have been expressly granted and ordered by the Bankruptcy Court with such order to contain provisions acceptable to the Administrative Agent in its sole discretion to ensure that the Lenders receive at least the full benefit (economic or otherwise) of such leaseholds as would be enjoyed by the relevant lessee absent the grant of such security interest, whether now owned or hereafter acquired or arising, and all proceeds thereof, subject only to permitted liens satisfactory to the Collateral Agent. In the event that the Bankruptcy Court does not include an order as specified above with respect to the Leasehold Security Interest, the Lenders' commitment hereunder shall have full force and effect except that the Borrowing Base shall exclude clause (a)(iii), except to the extent of any leasehold mortgages that are delivered to the Collateral Agent and filed in the appropriate filing office and that otherwise comply with the provisions of paragraph 19 below. In addition, the Collateral Agent shall be named as loss payee on all insurance policies relating to property subject to the Lenders' security interest.

                                    All liens granted under the Facilities will be granted to the Collateral Agent for the benefit of itself, the Lenders, the Managing Agent and the Administrative Agent


Conditions to Effectiveness         The effectiveness of each Facility and the
and Initial Extension of Credit:    obligation of the Lenders to provide the
                                    initial extension of credit under the DIP
                                    Facility or, as the case may be, the Exit
                                    Facility (such closing conditions to be
                                    applicable to both Facilities unless
                                    otherwise indicated) shall be subject to the satisfaction of usual and customary conditions, including, without limitation, the applicable conditions set forth in the Commitment Letter as well as the following conditions:

                           1. With respect to the DIP Facility, the Bankruptcy Court shall have entered the Financing Order in the Case satisfactory in form and substance to the Administrative Agent approving the Definitive DIP Documentation, the transactions contemplated hereby and thereby and including, specifically but without limiting the foregoing, the grant to the Lenders, the Administrative Agent, the Managing Agent and the Collateral Agent of superpriority status, subject to the Carve Out, and the first and second-priority liens contemplated herein under the heading "Priority and Security" and the payment and performance by the Borrower and the Guarantors of all of their obligations under the Definitive DIP Documentation. The Financing Order shall have authorized extensions of credit in the full amount of the DIP Facility or otherwise in an amount satisfactory to the Lenders, shall contain such other provisions reasonably required by the Administrative Agent and shall not have been reversed, modified, amended, or stayed, unless otherwise agreed by the Administrative Agent;

                           2. With respect to the Exit Facility, the final terms of the Plan and the Confirmation Order shall not be inconsistent with the requirements set forth on Schedule A hereto and otherwise reasonably satisfactory to the Administrative Agent. All conditions precedent to confirmation and to the Plan Effective Date shall have been met (or the waiver thereof shall have been consented to by the Administrative Agent) and the Plan Effective Date shall have occurred or shall be scheduled to occur but for such initial extension of credit under the Exit Facility. The Confirmation Order shall not have been reversed, modified, amended, or stayed and, unless otherwise agreed by the Administrative Agent, and no appeals from the Confirmation Order shall be outstanding which could have a material adverse effect on (i) the effectiveness, priority, perfection or validity of the Collateral Agent's security interests in the collateral securing the Exit Facility (the "Exit Collateral"), (ii) the value of the Exit Collateral or the

                                    Collateral Agent's or the Lenders' ability to realize thereon or (iii) the prospect of full and timely repayment of all amounts due or to be due under the DIP Facility or the Exit Facility (any such potential material adverse effect, an "Exit Facility Material Adverse Effect"), the existence or non-existence of such potential material adverse effect to be determined in an order of the Bankruptcy Court (an "MAE Order") upon a motion (an "MAE Motion") to be filed by the Administrative Agent within five (5) Business Days (as defined in the DIP Facility) of its receipt of a copy of the statement of the issues on such appeal (it being understood that (a) assuming the timely filing of the MAE Motion as provided above, the Lenders shall have no obligation to advance any funds under the Exit Facility unless and until the Bankruptcy Court has entered an MAE Order finding that such appeal will not have an Exit Facility Material Adverse Effect and two (2) Business Days have elapsed from the time of entry of such Order (provided that all of the other conditions precedent to effectiveness of the Exit Facility and funding thereunder contained herein and therein have been satisfied or waived by the Administrative Agent) and (b) if the Administrative Agent fails to file the MAE Motion within the 5-day time period provided above, the Lenders shall not be entitled to refuse to advance any funds under the Exit Facility based solely upon the existence of such appeal (although all of the other conditions precedent to effectiveness of the Exit Facility and funding thereunder contained herein and therein shall continue to apply; provided, however, that the assertion in any appeal that the Borrower cannot provide the Collateral Agent and/or the Lenders with a first-priority perfected security interest in any leasehold shall not be a basis, in whole or in part, for an Exit Facility Material Adverse Effect (provided, that such leasehold will be excluded from the Borrowing Base during the pendency of such appeal). Except as consented to by the Administrative Agent, the Bankruptcy Court's retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Definitive Exit Documentation after the Plan Effective Date or any rights or remedies relating thereto (except with respect to the granting of the Leasehold Security Interest to the Collateral Agent for its benefit and the benefit of the Administrative Agent and Lenders). The financial condition, capital structure, liabilities and financial projections, including cash flow, of the Borrower shall be reasonably satisfactory to the Administrative Agent in all respects, and the terms of any capital stock shall be reasonably satisfactory to the Administrative Agent in all respects;

                           3. Execution and delivery to the Administrative Agent of the applicable Definitive Documentation (including a certified Borrowing Base certificate and reasonably appropriate security documentation);

                           4.       Receipt of other closing documents
                                    including, without limitation, if
                                    applicable, Customs Broker Agreements,
                                    Common Carrier Agreements and Payment
                                    Direction Agreements required by the
                                    Administrative Agent reasonably satisfactory in form and substance to the Administrative Agent;

                           5. Legal opinions of counsel to the Borrower and the Guarantors reasonably satisfactory in form and substance to the Administrative Agent, including, without limitation, with respect to the enforceability and perfection of the Collateral Agent's security interests;

                           6. Payment by the Borrower of all fees then payable as referenced herein and in the Fee Letter;

                           7. With respect to the DIP Facility, the Administrative Agent shall have received and be satisfied with detailed one-year financial projections and business assumptions for the Borrower. With respect to the Exit Facility, the Agent shall have received no later than sixty (60) days prior to the Plan Effective Date a three year business plan for the Borrower which shall not indicate any prospective defaults under the Commitment Letter (including the Term Sheet) or the Exit Facility;

                           8.       Any other information (financial or
                                    otherwise) requested by the Administrative
                                    Agent shall have been received by the
                                    Administrative Agent and shall be in form and substance reasonably satisfactory to the Administrative Agent;

                           9. With respect to the DIP Facility, the Collateral Agent shall be reasonably satisfied that the assets of the Borrower and the Guarantors are in the amounts and of the quality previously represented by the Borrower to the Collateral Agent, and the Collateral Agent shall have received such valuations, credit and background checks and other reports, material and information concerning such assets as shall reasonably be satisfactory to the Collateral Agent. In addition, the Collateral Agent shall be reasonably satisfied that the inventory of the Borrower is located at such places and is in the amounts and of the quality and value previously represented by the Borrower to the Collateral Agent (and that no inventory is owned by the Guarantors other than the Retail Guarantors) and the Collateral Agent shall have received such reports, material and other information concerning the inventory and the Borrower's suppliers as shall be satisfactory to the Collateral Agent in its sole discretion;

                           10. The Collateral Agent shall have received results of searches or other evidence satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of liens on the assets of the Borrower and the Guarantors, except for liens permitted by the applicable Definitive Documentation and liens for which termination statements and releases reasonably satisfactory in form and substance to the Collateral Agent are being tendered concurrently with such extension of credit;

                           11. The Collateral Agent shall have filed all such financing statements and shall have given all such notices as may be necessary for the Collateral Agent to perfect its security interest in the collateral for itself and for the benefit of the Lenders and the Administrative Agent and to assure its first- and second- priority status therein (as described above in "Priority and Security");

                           12. With respect to the DIP Facility, the Borrower and Guarantors shall have minimum excess availability under the Borrowing Base of not less than $60 million at closing (excluding any Eligible FOB Inventory).

                           13. There shall not have occurred or become known to the Administrative Agent any material adverse change in the financial condition, operations or assets of the Borrower or the Guarantors since January 1, 1998;

                           14. With respect to the Exit Facility, the Administrative Agent shall be reasonably satisfied with all ongoing post-confirmation litigation risks and the adequacy of all reserves therefor;

                           15. The cash management system described above shall have been substantially implemented, including the obtaining of a blocked account, agency or similar agreement in form and substance reasonably acceptable to the Collateral Agent from each concentration bank and depository bank of the Borrower;

                           16.      All corporate proceedings and all
                                    instruments and agreements in connection with the transactions among the Borrower, the Guarantors and the Administrative Agent contemplated by the applicable Definitive Documentation shall be reasonably satisfactory in form and substance to the Administrative Agent and the Administrative Agent shall have received all information and copies of all documents or papers that it may reasonably request;

                           17. The Collateral Agent shall be reasonably satisfied with the insurance arrangements of the Borrower and the Guarantors, taken as a whole, and shall have received all documentation requested in connection with such insurance including documentation naming the Collateral Agent as "loss payee" under each casualty policy and the Collateral Agent, the Administrative Agent, the Managing Agent, BSI and each Lender as an "additional insured" under each liability policy. All proceeds from insurance shall be subject to the cash management requirements outlined herein;

                           18. With respect to the DIP Facility, the Administrative Agent shall have received a payoff letter in form and substance reasonably satisfactory to the Administrative Agent from the Borrower's existing debtor-in-possession lender as well as tender of releases and discharge of all collateral security for the Current Credit Facility.

                           19. With respect to the Exit Facility, in order for the value of such leaseholds to be included in the Borrowing Base, the Borrower shall have delivered to the Collateral Agent
                                    (i) duly-executed and acknowledged leasehold mortgages with respect to each of its and the Guarantors' inventory locations, in form and substance satisfactory to the Collateral Agent and in form sufficient for recording in the applicable jurisdiction, (ii) binders of title insurance with respect to each such mortgage, and (iii) such other instruments, documents and opinions as reasonably deemed necessary by the Collateral Agent in connection therewith (including, without limitation, landlord and mortgagee consents, memorandums of lease (to the extent necessary to record any mortgages) and the like).

Conditions to Each
Extension of Credit:                The obligation of the Lenders to provide
                                    each extension of credit (including the
                                    initial extension of credit) shall be
                                    subject to the satisfaction of the following conditions and such other conditions determined by the Administrative Agent:

                                    (a)      No default or Event of Default
                                             shall exist or shall result from
                                             the requested extension of credit;

                                    (b)      Representations and warranties
                                             shall be true and correct in all
                                             material respects at the date of
                                             each extension of credit except to
                                             the extent that such
                                             representations and warranties
                                             expressly relate to an earlier
                                             date, in which case they shall be
                                             true and correct in all material
                                             respects as of such earlier date;

                                    (c)      Timely receipt of a notice of
                                             borrowing from the Borrower;

                                    (d)      The Collateral Agent shall have
                                             received a Borrowing Base
                                             certificate within three business
                                             days following the end of the prior
                                             business week (ending on the
                                             Saturday of such week), which
                                             Borrowing Base certificate shall
                                             include supporting schedules as
                                             required by the Collateral Agent;
                                             and

                                    (e)      The Borrower shall have paid the
                                             balance of all fees then due and
                                             payable as referenced herein.

                                    The request and acceptance by the Borrower of each extension of credit shall be deemed to be a representation and warranty by the Borrower that the conditions specified above have been satisfied and that after giving effect to such extension of credit the Borrower shall continue to be in compliance with the Borrowing Base.

Representations and Warranties:     With respect to each Facility (unless
                                    otherwise noted) the Borrower and the
                                    Guarantors shall represent and warrant in a manner reasonably satisfactory to the
                                    Administrative Agent as to usual and
                                    customary matters, including, without
                                    limitation, the following, with carve-outs and materiality limitations where appropriate and agreed upon by the Borrower and the Administrative Agent:

                                    (a)      Due incorporation and good
                                             standing;

                                    (b)      No required consent or approval
                                             which has not been obtained;

                                    (c)      Due authorization, execution and
                                             delivery of Definitive
                                             Documentation; no violation of
                                             other agreements; no violation of
                                             laws (including environmental
                                             laws);

                                    (d)      Absence of liens, other than liens
                                             expressly permitted by the
                                             applicable Definitive
                                             Documentation;

                                    (e)      Accuracy, fairness and completeness
                                             of financial information and
                                             financial statements previously
                                             delivered to the Administrative
                                             Agent (and that such financial
                                             statements have been prepared in a
                                             manner consistent with GAAP);

                                    (f)      Compliance in all material respects
                                             with applicable laws and
                                             regulations including, without
                                             limitation, applicable
                                             environmental laws and regulations;

                                    (g)      With respect to the DIP Facility,
                                             no material adverse change in the
                                             operations, business, properties,
                                             assets or financial condition of
                                             the Borrower since the date of the
                                             financial statements delivered
                                             prior to the date of the

                                             Commitment Letter. With respect to
                                             the Exit Facility, no material
                                             adverse  change in the operations,
                                             business, properties, assets or
                                             financial condition of the Borrower
                                             from that set forth in the
                                             Borrower's financial statements
                                             reflecting the Plan, other than
                                             those contemplated by the Plan;

                                    (h)      With respect to the Exit Facility,
                                             no litigation which has not been
                                             resolved or fully reserved for
                                             under the Plan which, if determined
                                             adversely, would have a material
                                             adverse effect on the operations,
                                             business, properties, assets or
                                             financial condition of the
                                             Borrower;

                                    (i)      Use of proceeds;

                                    (j)      ERISA, OSHA, environmental, labor
                                             and employment representations;

                                    (k)      Customary insurance
                                             representations;

                                    (l)      All store and other inventory
                                             locations and inventory ownership;

                                    (m)      With respect to the Exit Facility,
                                             absence of pre-petition or
                                             administrative claims or liens
                                             other than those discharged on the
                                             Plan Effective Date (which includes
                                             the DIP Facility) or,
                                             notwithstanding any other provision
                                             herein, those claims contemplated
                                             by the Plan (as approved by the
                                             Administrative Agent and in an
                                             aggregate principal amount not to
                                             exceed $20,000,000) to survive the
                                             Plan Effective Date, other than any
                                             post-petition, ordinary course
                                             expenses or trade payables (but not
                                             those which are materially
                                             delinquent);

                                    (n)      All bank account locations and
                                             numbers;

                                    (o)      Status of franchises, patents,
                                             copyrights, trademarks, tradenames,
                                             licenses and permits;

                                    (p)      That the assets of the Borrower and
                                             the Guarantors are in the amounts
                                             and of the quality previously
                                             represented by the Borrower to the
                                             Administrative Agent and the
                                             inventory of the Borrower is
                                             located at such places and is in
                                             such amounts and of the quality and
                                             value previously represented by the
                                             Borrower to the Administrative
                                             Agent;

                                    (q)      Payment of taxes (after taking into
                                             account, with respect to the Exit
                                             Facility, the deferral of any
                                             priority tax claims under the
                                             Plan);

                                    (r)      That no information that has been
                                             furnished by the Borrower to the
                                             Administrative Agent contains any
                                             material misstatement of fact or
                                             omits to state a material fact
                                             necessary to make the statements
                                             contained therein not misleading in
                                             light of the circumstances in which
                                             made;

                                    (s)      With respect to the DIP Facility,
                                             that the Financing Order has been
                                             entered, has not been reversed,
                                             modified, amended or stayed and
                                             otherwise remains in full force and
                                             effect; and

                                    (t)      With respect to the Exit Facility,
                                             that the Plan has become effective
                                             and that the Confirmation Order has
                                             been entered and remains in full
                                             force and effect.

Affirmative Covenants:              With respect to each Facility (unless
                                    otherwise noted), the Borrower and the
                                    Guarantors shall agree to comply with usual and customary affirmative covenants, including, without limitation, the following, with carve-outs or "baskets" and materiality limitations where appropriate and agreed upon by the Borrower and the Administrative Agent:

                                    (a)      Keep financial statements in
                                             accordance with GAAP and maintain
                                             true and complete books and
                                             records;

                                    (b)      Furnish weekly Borrowing Base
                                             certificates, monthly, quarterly
                                             and annual financial statements and
                                             other reports (in each case within
                                             appropriate time periods) as may be
                                             specified in the Definitive
                                             Documentation or as reasonably
                                             requested by the Administrative
                                             Agent or any of the Lenders, such
                                             annual financial statements to be
                                             audited and/or reviewed by the
                                             Borrower's certified public
                                             accountants in a manner consistent
                                             with the Borrower's past practices;

                                    (c)      Maintain insurance on all its
                                             property in a manner which is
                                             customary in the industry for
                                             similar companies with financially
                                             sound and responsible insurance
                                             companies and in amounts and
                                             coverages reasonably satisfactory
                                             to the Collateral Agent and
                                             maintain the Collateral Agent's
                                             status as loss payee under each
                                             casualty policy and the Collateral
                                             Agent, the Administrative Agent,
                                             the Managing Agent, BSI and each
                                             Lender as an "additional insured"
                                             under each liability policy;

                                    (d)      Do all things necessary to
                                             preserve, renew and keep in full
                                             force its corporate existence;

                                    (e)      Pay all sales, withholding, income
                                             and other taxes (after taking into
                                             account, with respect to the Exit
                                             Facility, the deferral of any
                                             priority tax claims under the Plan)
                                             and other obligations as and when
                                             due except where contested in good
                                             faith and by appropriate
                                             proceedings (but only if the
                                             Borrower has set aside on its books
                                             adequate reserves therefor);

                                    (f)      Notify the Administrative Agent of
                                             any default or Event of Default and
                                             of any litigation that could
                                             reasonably be expected to have a
                                             material adverse effect on the
                                             Borrower, if adversely determined;

                                    (g)      As soon as practicable and in any
                                             event no less frequently than on an
                                             annual basis and no later than 60
                                             days prior to the commencement of
                                             each fiscal year, deliver to and
                                             discuss with the Lenders its future
                                             financial projections;

                                    (h)      Permit the Administrative Agent,
                                             the Collateral Agent and their
                                             respective agents to visit the
                                             premises of the Borrower and the
                                             Guarantors, confer with officers
                                             and representatives of the Borrower
                                             and the Guarantors, review all of
                                             their books and records during
                                             regular business hours and conduct
                                             examinations, verifications and
                                             appraisals of the components of the
                                             Borrowing Base, including
                                             appraisals of leases, the other
                                             assets of the Borrower and all
                                             systems and procedures of the
                                             Borrower and the Guarantors during
                                             regular business hours, including
                                             those relating to cash management,
                                             and permit the Lenders and their
                                             agents in agreed upon circumstances
                                             to communicate directly with the
                                             Borrower's and the Guarantors'
                                             independent certified public
                                             accountants concerning the
                                             business, financial condition and
                                             other affairs of the Borrower and
                                             the Guarantors;

                                    (i)      Timely pay reasonable fees and
                                             expenses of any consultants,
                                             appraisers and advisors retained by
                                             the Administrative Agent in
                                             connection with the Facility;

                                    (j)      Establish and maintain its cash
                                             concentration system with BBNA as
                                             provided above;

                                    (k)      Comply with customary
                                             environmental, ERISA and OSHA
                                             covenants; and

                                    (l)      Maintain procedures satisfactory to
                                             the Collateral Agent for assuring
                                             and maintaining the Collateral
                                             Agent's first and second-priority
                                             perfected security interest in the
                                             collateral for the benefit of
                                             itself, the Administrative Agent
                                             and the Lenders.

Negative Covenants:             With respect to each Facility (unless otherwise
                                noted), the Borrower and the Guarantors shall comply with usual and customary negative covenants, including, without limitation, the following, with materiality limitations and baskets where appropriate and agreed upon by the Borrower and the Administrative Agent:

                                    (a)      Not merge or consolidate with any
                                             other party (other than with
                                             subsidiaries or parent entities so
                                             long as the Borrower is the
                                             survivor), or enter into any stock
                                             or asset acquisitions;

                                    (b)      Not create or permit to exist any
                                             liens or encumbrances on any assets
                                             (including, without limitation, any
                                             inventory) or capital stock except
                                             (i) liens in favor of the
                                             Administrative Agent and (ii) such
                                             other liens as are permitted in the
                                             applicable Definitive Documentation
                                             (the Definitive Documentation will
                                             permit liens imposed by law for
                                             taxes not yet due; statutory
                                             carriers' and other like liens;
                                             pledges or deposits in connection
                                             with workers' compensation and
                                             other social security obligations
                                             and other scheduled existing liens
                                             not conflicting with the provisions
                                             of "Priority and Security" above;
                                             deposits to secure the performance
                                             of tenders, bids and other
                                             contracts, other than for the
                                             payment of borrowed money, arising
                                             in the ordinary course of business;
                                             easements and other similar
                                             encumbrances that are not material;
                                             the interests of lessors under
                                             leases of real property; liens
                                             (other than on inventory) securing
                                             purchase money indebtedness
                                             permitted by the applicable
                                             Definitive Documentation and
                                             subordinated liens created as
                                             security for the Junior Facility
                                             (as defined below));

                                    (c)      Not create or permit to exist
                                             indebtedness (excluding normal
                                             expense or merchandise payables and
                                             taxes not yet due and payable)
                                             other than: (i) indebtedness under
                                             the respective Facilities; (ii)
                                             purchase money indebtedness and
                                             indebtedness consisting of rental
                                             obligations under capital leases
                                             not to exceed, in the aggregate, an
                                             amount to be determined and
                                             refinancings of any of the
                                             foregoing thereof on terms and
                                             conditions no less favorable to the
                                             Borrower and the Lenders as the
                                             indebtedness being refinanced;
                                             (iii) with respect to the Exit
                                             Facility, other indebtedness
                                             incurred pre-petition to be
                                             discharged upon the Plan Effective
                                             Date; and (iv) certain other
                                             indebtedness to be agreed,
                                             including a junior secured credit
                                             facility (the "Junior Facility") in
                                             an amount not to exceed $30
                                             million, all of the terms of which
                                             shall be acceptable to the
                                             Administrative Agent in its sole
                                             discretion, and, in any event, (a)
                                             shall be subordinated in right of
                                             payment to the Exit Facility and
                                             subordinated with respect to rights
                                             in the collateral that secures the
                                             Exit Facility, (b) shall not have
                                             the ability to exercise or enforce
                                             any rights with respect to the
                                             Junior Facility or its collateral
                                             until such time as the obligations
                                             under the Exit Facility have been
                                             satisfied in full, (c) shall not
                                             contain any cross-default rights to
                                             the Exit Facility (although a right
                                             of cross-acceleration (subject to
                                             all of the other requirements
                                             herein) shall be permitted), (d)
                                             shall not provide the lenders under
                                             the Junior Facility with any right
                                             to consent to or approve any
                                             amendments, modifications,
                                             refinancings or other changes to
                                             the Exit Facility and (e) shall be
                                             subject to an intercreditor
                                             agreement with the Administrative
                                             Agent satisfactory to the
                                             Administrative Agent in its sole
                                             discretion;

                                    (d)      Not permit the financial covenants
                                             to be violated (indicative
                                             covenants and levels are outlined
                                             in Schedule B attached hereto);

                                    (e)      Not guaranty the obligations of
                                             others, except for existing
                                             guarantees;

                                    (f)      Not conduct transactions with
                                             shareholders and affiliates on
                                             anything other than an arm's length
                                             basis and in the ordinary course of
                                             business consistent with past
                                             practices;

                                    (g)      Not make investments other than
                                             investments in short term
                                             obligations of, or which are
                                             guaranteed by, the United States of
                                             America, short term commercial
                                             paper bearing the highest credit
                                             rating obtainable, certain
                                             certificates of deposit and time
                                             deposits, and certain other
                                             investments satisfactory to the
                                             Administrative Agent;

                                    (h)      Not declare or make any dividend or
                                             make any distribution on account of
                                             or purchase of capital stock of the
                                             Borrower;

                                    (i)      Not sell or otherwise dispose of
                                             assets except for (i) sales of
                                             inventory in the ordinary course of
                                             business and (ii) so long as no
                                             Event of Default has occurred and
                                             is continuing or would occur after
                                             giving effect to such sale or
                                             disposition, (A) sales of assets
                                             having a fair market value not
                                             exceeding $10,000,000 in the
                                             aggregate and (B) sales of obsolete
                                             fixtures and
                                             equipment no longer used or useful
                                             in the Borrower's or the
                                             Guarantors' business; and

                                    (j)      Not make any cash interest payments
                                             with respect to the term loan under
                                             that certain credit agreement,
                                             dated as of October 31, 1993 among
                                             the Borrower, the Retail
                                             Guarantors, Chemical Bank, as
                                             administrative agent and fronting
                                             bank and the other lenders thereto
                                             (the "Term Loan") or on that
                                             certain credit agreement, dated
                                             August 8, 1995, among Chemical
                                             Bank, individually and as
                                             administrative agent and collateral
                                             agent, the Borrower and the Retail
                                             Guarantors (the "Real Estate
                                             Loan").

Events of Default:                  With respect to the DIP Facility, "Events of
                                    Default" will include, without limitation, failure to pay interest, principal fees or expenses when due; conversion of the Borrower's Case (or the bankruptcy case of any Guarantor) to Chapter 7; appointment of a Chapter 11 Trustee or an examiner with powers similar to a Trustee; the grant of any other superpriority claims; the
                                    Bankruptcy Court entering a relief of stay of payment of pre-petition indebtedness in an amount exceeding amounts to be determined per annum or permitting the foreclosure upon security interests in assets of the Borrower or the Guarantors (other than the security interests created under the DIP Facility);
                                    the reversal, vacatur, stay, amendment or modification of the Financing Order; change in control; any judgment on a post-petition claim in excess of an amount to be determined; the Borrower or the Guarantors being enjoined from conducting business or the disruption of business for more than a number of days to be determined and that results in an impairment or decrease in the value of the assets of the Borrower or the Guarantors in an amount that exceeds an amount to be determined; failure to deliver to the Administrative Agent reports when due; any representation or warranty found to be incorrect in any material respect; and breach of any negative covenant or affirmative covenant. Cure periods, notice periods with respect to enforcement of remedies and "knowledge" qualifiers will be provided where appropriate, as determined by the Borrower and the Administrative Agent.

                                    With respect to the Exit Facility, "Events of Default" shall include, without limitation, failure by the Borrower to pay principal, interest, fees, or other amounts when due; breach by the Borrower or the Guarantors of any of its affirmative or negative covenants (with agreed upon grace periods where appropriate); commencement of a bankruptcy or similar proceeding by the Borrower or the Guarantors or commencement of an involuntary case against the Borrower or any Guarantor which is not dismissed within 30 days; any representation or warranty made by the Borrower or the Guarantors shall prove to have been incorrect in any material respect when made or deemed made; loss of any lease, permit, or agreement the loss of which could reasonably be expected to have a material adverse effect on the Borrower or any Guarantor; defaults under other agreements or obligations in agreed upon amounts and other cross default provisions to material obligations of the Borrower or any Guarantor; any material provision of the Definitive Exit Documentation shall cease to be valid and binding on the Borrower or any Guarantor or the liens in favor of the Administrative Agent shall cease to be first-priority perfected liens (subject to the liens permitted by the Administrative Agent); change of control; the Borrower or any Guarantor being enjoined from conducting its business or there shall be a disruption of its business for more than 10 days; and certain insolvency, judgment, ERISA and OSHA related defaults, with appropriate limitations and time periods. Cure periods and "knowledge" qualifiers will be provided where appropriate, as determined by the Borrower and the Administrative Agent.

                                    Then and in such event under the applicable
                                    Facility, the Administrative Agent may, and at the request of the Lenders holding 51% of outstanding obligations under such Facility shall, take all or any of the following actions:

                                    (a)      Declare the principal of and
                                             accrued interest on the outstanding
                                             borrowings to be immediately due
                                             and payable;

                                    (b)      Terminate any further commitment to
                                             lend to the Borrower or to issue
                                             letters of credit;

                                    (c)      Set off any amounts held as cash
                                             collateral or in any accounts
                                             maintained with the Administrative
                                             Agent, the Collateral Agent, the
                                             Lenders or their respective agents;

                                    (d)      Require the Borrower upon demand to
                                             furnish immediate cash collateral
                                             for letters of credit then
                                             outstanding; and

                                    (e)      Take any other action or exercise
                                             any other right or remedy permitted
                                             under the Agreement or by
                                             applicable law.

Voting: Consent of the Majority Lenders (as defined below) will be necessary for consents, amendments, and waivers concerning the applicable Definitive Documentation;
                                    provided, however, that the rate of
                                    interest, the terms of the Facilities, the conditions set forth on Schedule A hereto, the amount of the commitments, the date and amount of any principal payments, and the amount of fees may not be changed, and advance rates may not be increased (provided, however, the Administrative Agent will have the discretion, but not the obligation, to provide not more than 2 "agent advances" during a fiscal year in an amount not to exceed $15,000,000 for a period not to exceed 60 days), without the consent of all Lenders under the applicable Facility. Collateral may not be released without the consent of all Lenders (with customary exceptions). "Majority Lenders" shall mean the Lenders under the applicable Facility holding at least 51% of the loans under such Facility then outstanding; and if no loans are outstanding under such Facility, then it shall mean Lenders under such Facility whose aggregate commitments constitute at least 51% of the total commitments.

Yield Protection and                Standard yield protection and
Increased Costs:                    indemnification provisions including
                                    regarding capital adequacy will be
                                    incorporated in the Definitive Documentation that will compensate the Lenders in the event that any present or future law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements.

Costs and Expenses:                 With respect to each Facility, all
                                    reasonable out-of-pocket costs and expenses of the Administrative Agent, the Managing
                                    Agent and the Collateral Agent, their
                                    business and legal advisors (including,
                                    without limitation, reasonable legal fees and fees of other agents to the Administrative Agent, the Managing Agent and the Collateral Agent, reasonable expenses in connection with (i) (a) periodic field examinations, (b) audits, and (c) collateral
                                    (including lease) appraisals; provided that the Borrower shall not be required to reimburse the Administrative Agent, the
                                    Managing Agent or the Collateral Agent for more than 3 field examinations/audits, 3 inventory appraisals and 3 lease appraisals in any year (subject at all times to an aggregate yearly cap of $180,000) provided, further, that during the existence of an Event of Default, the Borrower shall pay for all field examinations/audits, inventory appraisals and lease appraisals conducted by the Administrative Agent, the Managing Agent or the Collateral Agent, without cost limitation, (ii) monitoring of assets, syndication, enforcement of rights and publicity and (iii) other miscellaneous disbursements) and legal review costs of the Administrative Agent, the Managing Agent and the Collateral Agent shall be payable by the Borrower on demand whether or not the transactions contemplated hereby are consummated.

Assignments and Participations:     Rights and obligations under each Facility
                                    will be assignable (subject to $10,000,000 minimum amounts) by the Lenders to Eligible
                                    Assignees (to be defined in a manner
                                    satisfactory to the Borrower and BBNA;
                                    provided that the Borrower shall have the right to consent to such assignments (except with respect to assignments from current Lenders to their affiliates (or between Lenders) or subsequent to an event of default), such consent not to be unreasonably withheld) and otherwise as set forth in the Commitment
                                    Letter. All assignments shall require the consent of the Administrative Agent. The
                                    Administrative Agent will receive a
                                    processing and recordation fee of $3,000 from each assignee with each assignment. The
                                    Borrower shall not be required to pay the expenses of the assignor, but shall pay its own expenses and that of the Administrative
                                    Agent with respect to each assignment. Each
                                    Lender shall have the right to sell
                                    participations in its loans, subject to
                                    customary voting limitations.

Indemnity:                          With respect to each Facility, the Borrower
                                    and the Guarantors shall indemnify and hold harmless the Administrative Agent, the
                                    Collateral Agent, the Managing Agent, BSI and the Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages, costs, expenses and liabilities to which any such person may become subject arising out of, or in connection with, either Facility, the transactions contemplated hereby or thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby or thereby are consummated; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they arise from the bad faith, willful misconduct or gross negligence of such indemnified person as finally determined by a final non-appealable order of a court of competent jurisdiction.

Insurance Subsidiary:               Certain representations and warranties,
                                    covenants, events of default and certain other provisions of the Definitive
                                    Documentation may be made applicable to
                                    American East, Inc.

Definitive Documentation:           Satisfactory in form and substance to the
                                    Administrative Agent, the Collateral Agent, the Lenders and the Borrower.


 Governing Law:                     All Definitive Documentation shall be
                                    governed by, and construed in accordance with, the laws of the State of New York and, to the extent applicable with respect to the DIP Facility, the provisions of the Bankruptcy Code.

                            SCHEDULE A TO TERM SHEET

Additional Conditions to Exit Facility:

-        Repayment in full of DIP Facility

-        All equity settlement on pre-petition debt.

- 12-month rolling EBITDA of the Borrower on Exit Closing Date shall be no less than $60 million.

- No existing defaults under DIP Facility and no projected defaults under Exit Facility or the Commitment Letter (including the Term Sheet) based on projections provided by the Borrower.

- All material undisputed outstanding post-petition trade credit as of the Exit Closing Date must be paid to date in accordance with payment terms of the applicable vendor, as agreed to the Borrower.

- Excess borrowing availability under Exit Facility on the Exit Closing Date (after giving effect to payment of the administrative claims under the Plan, including repayment of the DIP Facility, with the proceeds of the Exit Facility) shall be no less than the following:

                    Fiscal Month in which Exit
                    Closing Date Occurs               Required Availability
                    -------------------               ---------------------
                    February                               $  70,000,000
                    March                                  $  60,000,000
                    April                                  $  50,000,000
                    May                                    $  50,000,000
                    June                                   $  50,000,000
                    July                                   $  50,000,000
                    August                                 $  50,000,000
                    September                              $  50,000,000
                    October                                $  50,000,000
                    November                               $  50,000,000
                    December                               $ 110,000,000
                    January                                $  75,000,000

                            SCHEDULE B TO TERM SHEET

DIP FACILITY COVENANTS

1. Ratio of Accounts Payable to Inventory of the Borrower shall not be less than the following during each fiscal month of the Borrower:

                    Fiscal Month                      Accounts Payable to
                    ------------                      -------------------
                                                      Inventory Ratio
                                                      ---------------
                    February                                    30%
                    March                                       27%
                    April                                       27%
                    May                                         26%
                    June                                        23%
                    July                                        28%
                    August                                      29%
                    September                                   30%
                    October                                     30%
                    November                                    33%
                    December                                    34%
                    January                                     28%


2. Rolling 12-month EBITDA (tested on a quarterly basis) of the Borrower shall not be less than the following:

                    Fiscal Quarter Ending On or
                    About                                 Required EBITDA
                    -----                                 ---------------
                    July 31, 1998                          $  40,000,000
                    October 31, 1998                       $  40,000,000
                    January 31, 1999                       $  50,000,000
                    April 30, 1999                         $  60,000,000
                    July 31, 1999                          $  60,000,000
                    October 31, 1999                       $  65,000,000


3. Maximum annual Capital Expenditures of the Borrower to be set at the amount set at $40,000,000 per annum.

EXIT FACILITY COVENANTS

1. Ratio of Accounts Payable to Inventory of the Borrower shall be as set forth in the DIP Facility.

2. Rolling 12-month EBITDA (after cash restructuring costs) of the Borrower shall be not less than the following:

                    Fiscal Quarter Ending On or
                    About                                 Required EBITDA
                    -----                                 ---------------
                    July 31, 1998                          $  60,000,000
                    October 31, 1998                       $  60,000,000
                    January 31, 1999                       $  60,000,000
                    April 30, 1999                         $  60,000,000
                    July 31, 1999                          $  60,000,000
                    October 31, 1999                       $  65,000,000
                    January 31, 2000                       $  70,000,000
                    April 30, 2000                         $  70,000,000
                    July 31, 2000                          $  75,000,000
                    October 31, 2000                       $  80,000,000
                    January 31, 2001 and thereafter        $  80,000,000


3. Beginning at the end of the Borrower's 1999 fiscal year, the Borrower shall have a Fixed Charge Coverage Ratio (EBITDA - Capital Expenditures
         - cash Taxes to cash Interest (other than interest under the Term Loans and the Real Estate Loan) + Principal Payments) of not less than 1.25:1 (tested quarterly on a rolling 12-month basis)

4. Maximum annual Capital Expenditures to be $40,000,000 in the aggregate for fiscal year 1998, $45,000,000 in the aggregate for fiscal year 1999 and $50,000,000 in the aggregate for fiscal year 2000 and each fiscal year thereafter.

                            SCHEDULE C TO TERM SHEET

                              MORTGAGED PROPERTIES


Owned Real Properties

Caldor Store #19 - Rocky Hill
80 Town Line Road
Rocky Hill, Connecticut 06067

Caldor Store #61 - Bedford
Daniel Webster Highway and Kilton Road
Bedford, NH 03102

Caldor Store #16 - Wappingers Falls
Route 9 & Vassar Road
Wappingers Falls, NY 12590


Leasehold Interests

Caldor Store #134 - Ledgewood
Roxbury Mall 275 Route 10
Succasunna, NJ 07876

Caldor Store #70 - Westboro
Route 9 - 18 Lyman
Westboro, MA 01581

Caldor Store #77 - Swansea
Swansea Mall Route 118
Swansea, MA 02777

                         Exhibit B to Commitment Letter

            [Form of Counterpart Signature Page of Additional Lender]

         Reference is made to the Commitment Letter, dated April 23, 1998 (the "Commitment Letter"), among BankBoston, N.A., each of the other Lenders party thereto, and The Caldor Corporation, as Debtor and Debtor-in-Possession. Capitalized terms used herein without definition shall have the meanings given to such terms in the Commitment Letter. The undersigned hereby agrees that, as of the date set forth below, it is a Lender under the Commitment Letter with a commitment amount equal to the amount set forth opposite its name on Schedule A hereto (which shall be attached to the Commitment Letter as a revised Schedule A thereto) and agrees to be bound by all of the terms and conditions thereof.

         [Date]
                                               [LENDER]


                                               By:___________________________
                                               Name:
                                               Title: